Sanofi
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We're pleased to announce we've entered into an agreement to acquire Dynavax Technologies, a publicly traded vaccines company headquartered in Emeryville, California. This acquisition further enhances Sanofi's position in adult immunization by bringing together Dynavax's adult hepatitis B vaccine and promising shingles asset with Sanofi's global scale, development capabilities and commercial reach.

Read our press release ➡ https://lnkd.in/erQCbqMJ


Breaking
news
Sanofi to acquire Dynavax,
enhancing our position
in adult immunization

Sanofi
@sanofi

#NEWS: We've entered into an agreement to acquire @DynavaxCorp, adding an adult hepatitis B vaccine and shingles candidate to our adult #vaccine portfolio and pipeline.

Learn more➡️sanofi.com/en/media-room/...



Breaking
news
Sanofi to acquire Dynavax,
enhancing our position
in adult immunization

2:12 AM · Dec 24, 2025 · 899 Views

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